Exhibit (d)(2)

EXECUTION COPY

May 9, 2016

SBEEG Holdings LLC

Trousdale Acquisition Sub, Inc.

2780 Holdings, LLC

Las Vegas, Nevada 89109

Ladies and Gentlemen:

This letter agreement (this “Agreement”) sets forth the commitment of the undersigned (the “Equity Provider”), subject to the terms and conditions contained herein, to transfer, contribute and deliver the number of shares of Monroe Series A Preferred Securities and the Monroe Warrants described in Section 1 below to a newly formed Delaware holding company (“New Holdco”) of SBEEG Holdings, LLC, a Delaware limited liability company (“Trousdale”), in exchange for the equity of New Holdco, which after the Closing (as defined in the Merger Agreement (as defined below)) will either directly or indirectly wholly own Trousdale and wholly own Monroe (as defined below) and have no other assets or liabilities except for cash and as expressly set forth in the Debt Commitment Letter, in each case as described in Section 1 below. It is contemplated that, pursuant to an Agreement and Plan of Merger, dated as of the date hereof (as amended, modified or assigned with the prior written consent of the Equity Provider, the “Merger Agreement”), by and among Trousdale, Trousdale Acquisition Sub, Inc., a Delaware corporation (“Sub-S”) and a wholly owned subsidiary of Trousdale, and Morgans Hotel Group Co., a Delaware corporation (“Monroe”), Sub-S will, subject to receipt of the Monroe Stockholder Approval, be merged with and into Monroe pursuant to the Merger, with Monroe being the surviving entity of such Merger and a wholly-owned subsidiary of Trousdale or New Holdco. Each capitalized term used and not defined herein shall have the meaning ascribed thereto in the Merger Agreement.

1. Commitment. The Equity Provider hereby commits (its “Commitment”), subject to the terms and conditions set forth herein to transfer, contribute and deliver to New Holdco immediately prior to the Effective Time (the “Initial Contribution”) the number of shares of Monroe Series A Preferred Securities and Monroe Warrants set forth beside its name on Schedule A hereto (the aggregate amount of such Monroe Series A Preferred Securities and Monroe Warrants, the “Rollover Contribution Shares”) in exchange for twenty-five percent (25%) of the Common Equity of New Holdco and fifty percent (50%) of the Preferred Equity of New Holdco, in each case outstanding as of immediately following the Effective Time, which shall reflect the same price per unit or share of New Holdco as is paid by and allocated to the other applicable equity holders of New Holdco in connection with the Closing. The Equity Provider will not be under any obligation under any circumstances to transfer, contribute or deliver, or cause to be transferred, contributed, or delivered, to Trousdale or New Holdco a number of shares in excess of the number of shares of Monroe Series A Preferred Securities and Monroe Warrants set forth beside its name on Schedule A hereto; and in no event will the Equity Provider be obligated to provide any other contribution to, or purchase any equity or debt of, or otherwise provide funds to, Trousdale, New Holdco, Sub-S or any other person. As promptly as reasonably practical after the formation of New Holdco (but in any event prior to the Closing), Trousdale shall cause New Holdco to execute a joinder to this letter agreement (in a form reasonably acceptable to Trousdale, Sub-S and the Equity Provider).

2. Conditions. The Commitment shall be subject to the following conditions: (i) the execution and delivery of the Merger Agreement by Monroe; (ii) the satisfaction or (with the prior written consent of the Equity Provider) (such consent not to be unreasonably withheld, conditioned or delayed)) waiver of each of the conditions to Trousdale’s and Sub-S’s obligations to effect the Closing set forth in Article VII of the Merger Agreement (other than any conditions that by their nature are to be satisfied at the Closing, but subject to the prior or substantially concurrent satisfaction of such conditions, and other than due to the failure of the Equity Provider to consummate the Initial Contribution when required hereby); (iii) the Debt Financing has been funded in accordance with the terms of the Debt Commitment Letter or will be funded in accordance with the terms thereof at the Closing; (iv) the substantially simultaneous closing of the contributions contemplated by the Equity Commitment Letter; (v) the execution and delivery by New Holdco and the equity holders of New Holdco (including the Equity Provider) of organizational documents of New Holdco containing the terms and conditions set forth on Schedule B and otherwise reasonably acceptable to the Equity Provider, and (vi) the substantially simultaneous consummation of the Merger in accordance with the terms of the Merger Agreement; provided that in no event shall Trousdale, Sub-S or New Holdco consummate the transactions under the Merger Agreement or any similar or related transaction unless and until all of the above conditions are satisfied or waived by the Equity Provider.

3. Parties in Interest; Third Party Beneficiaries. The parties hereto hereby agree that their respective agreements and obligations set forth herein are solely for the benefit of the other parties hereto and their respective successors and permitted assigns, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any other person any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Trousdale, New Holdco (upon its joinder hereto) or Sub-S to enforce, the obligations set forth herein; provided, that Monroe is an express third-party beneficiary hereof only to the extent set forth in Section 4 and shall have the right directly to enforce specifically the terms and provisions of this Agreement against the Equity Provider only to the extent set forth in Section 4.

4. Enforceability. This Agreement may only be enforced by (i) Trousdale, New Holdco (upon its joinder hereto) or Sub-S, (ii) Monroe pursuant to Monroe’s right to seek specific performance of Trousdale’s or New Holdco’s (upon its joinder hereto) obligation to enforce each of the Equity Provider’s obligation to fund the Commitment in accordance with Sections 1 and 2 hereof, pursuant to, and subject to, and solely in accordance with, the terms and conditions of, Section 9.11(b) of the Merger Agreement and those set forth herein and for no other purpose (including without limitation any claim for monetary damages hereunder) or (iii) Monroe directly seeking specific performance of the Equity Provider’s obligation to contribute its Commitment in accordance with Sections 1 and 2 hereof under the circumstances, and only under the circumstances, in which Monroe would be permitted by Section 9.11(b) of the Merger Agreement to obtain specific performance requiring Trousdale or New Holdco (upon its joinder hereto) to enforce the Equity Provider’s obligation to contribute its Commitment and for no other purpose (including without limitation any claim for monetary damages hereunder). Notwithstanding any other term or condition of this Agreement, the rights and remedies of Trousdale, New Holdco (upon its joinder hereto), Sub-S and Monroe hereunder shall be limited to the right to specifically enforce the obligation of the Equity Provider to contribute the Rollover Contribution Shares upon and subject to the terms and conditions hereof and for no other purpose (including without limitation any claim for monetary damages hereunder).

5. No Modification; Entire Agreement; Certain Matters. This Agreement may not be amended or otherwise modified (including termination by mutual consent of the parties hereto) without the prior written consent of Trousdale, New Holdco (upon its joinder hereto), and the Equity Provider; provided that any such amendment or modification that is materially adverse to Monroe’s rights set forth in Section 3 and Section 4 shall also require Monroe’s prior written consent. The Merger Agreement, the Equity Commitment Letter and the Debt Commitment Letter may not be amended, modified or assigned in any manner adverse to the Equity Provider without the prior written consent of the Equity Provider (such consent not to be unreasonably withheld, conditioned or delayed). This Agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the Equity Provider or any of its affiliates, on the one hand, and Trousdale, New Holdco (upon its joinder hereto) and Sub-S or any of their affiliates, on the other, with respect to the transactions contemplated hereby. Except as otherwise determined appropriate by the Equity Provider, the parties hereto intend for the contribution of the Rollover Contribution Shares by the Equity Provider to be treated as a rollover or other tax-free exchange for federal income tax purposes (to the extent of equity received in New Holdco). Following the date hereof, the parties will cooperate in good faith to determine a structure to effectuate the transactions described herein that minimizes tax consequences to the Equity Provider (and their direct and indirect owners) and will take such action as reasonably requested by the Equity Provider in furtherance thereof (including, in the event determined appropriate by the Equity Provider, causing New Holdco to be treated as a partnership for federal income tax purposes, or causing the contribution of the Rollover Contribution Shares to be treated as a taxable exchange).

6. Governing Law and Venue; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under any applicable principles of conflicts of laws.

(b) Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware and any Federal court sitting in the State of Delaware in the event any action, suit or other proceeding arises out of this Agreement or the transactions contemplated hereby and (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. The parties hereto consent to the service of process in any manner permitted by the laws of the State of Delaware.

(c) EACH OF THE PARTIES HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

7. Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or by .pdf delivered via email), each such counterpart when executed being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

8. Confidentiality. This Agreement is being provided to Trousdale, New Holdco (upon its joinder hereto), Sub-S and Monroe solely in connection with the Merger. This Agreement may not be circulated or quoted by Trousdale, New Holdco (upon its joinder hereto), Sub-S or Monroe except with the prior written consent of the Equity Provider in each instance; provided, however, that no such written consent is required for any disclosure of the existence or content of this Agreement (excluding Schedule B) to (i) the extent required by Applicable Law, the applicable rules of any national securities exchange or as required in connection with any required SEC filing relating to the Merger (provided, that the disclosing person will provide the Equity Provider an opportunity to review such required disclosure in advance of such public disclosure being made) or (ii) Trousdale’s, New Holdco’s (upon its joinder hereto), Sub-S’s or Monroe’s representatives who need to know of the existence of this Agreement.

9. Termination. The obligations of the Equity Provider under or in connection with this Agreement will terminate automatically and immediately upon the earliest to occur of (a) subject to the proviso in Section 2, the Closing (at which time all such obligations shall be discharged), (b) the termination of the Merger Agreement, the Equity Commitment Letter, or the Debt Commitment Letter (provided that, for the avoidance of doubt, any purported termination of the Merger Agreement that is not a valid termination shall not give rise to a termination of this Agreement pursuant to this Section 9), (c) the amendment, modification or assignment of the Merger Agreement, Equity Commitment Letter, or the Debt Commitment Letter without the prior written consent of the Equity Providers, (d) the Outside Date, and (e) Trousdale, Sub-S, New Holdco or Monroe or any of their respective affiliates initiates any Proceeding (whether in tort, contract or otherwise) against any Equity Provider or any Related Party (as defined below) of any Equity Provider in connection with this Agreement or the Merger Agreement or any of the transactions contemplated hereby or thereby except as expressly set forth in this Agreement or the Voting Agreement and except for any derivative Proceeding initiated by any stockholder of Monroe in connection with this Agreement or the Merger Agreement or any of the transactions contemplated hereby or thereby; provided that, in the case of each of (a) through (e) if Monroe shall have previously commenced an action pursuant to clause (ii) or (iii) of the first sentence of Section 4 hereof, this Agreement shall terminate upon the final, non-appealable resolution of such action and satisfaction by the Equity Provider of any obligations finally determined or agreed to be owed by the Equity Provider, consistent with the terms hereof); provided that Section 14 of this Agreement shall survive any termination of this Agreement and following any such termination, neither Trousdale, Sub-S, New Holdco nor any of their respective affiliates shall consummate the transactions under the Merger Agreement or any similar or related transaction without the prior written consent of the Equity Provider.

10. No Assignment. This Agreement, the Commitment evidenced by this Agreement, and the rights and obligations hereunder, shall not be assignable, in whole or in part, by Trousdale, New Holdco (upon its joinder hereto), or Sub-S without the prior written consent of the Equity Provider, and the granting of such consent in a given instance shall be solely in the discretion of the Equity Provider and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment. The Equity Provider’s obligations to consummate the Commitment may not be assigned by the Equity Provider without the prior written consent of Trousdale and Monroe. Any purported assignment of this Agreement, the Commitment or the rights and obligations hereunder in contravention of this Section 10 shall be void.

11. Representations and Warranties of the Equity Provider. The Equity Provider hereby represents and warrants with respect to itself to Trousdale and New Holdco that (a) it has all limited partnership, trust or other organizational power and authority to execute, deliver and perform this Agreement; (b) the execution, delivery and performance of this Agreement by it has been duly and validly authorized and approved by all necessary limited partnership, trust or other organizational action by it; (c) this Agreement has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it enforceable against it in accordance with the terms of this Agreement, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity; (d) it is an “accredited investor” within the meaning of Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”); (e) it is acquiring the equity of New Holdco described in Section 1 for its own account (or for the account of the trust or plan or other entity referred to in the signature block at the end of this Agreement), for investment and not with a view to any resale or distribution thereof; (f) it understands that the equity securities of New Holdco have not been registered under the Securities Act or any United States state securities laws and may not be assigned, sold or otherwise transferred without registration under the Securities Act or any relevant state securities laws or exemption therefrom, that neither Trousdale nor New Holdco has any obligation or intention to register such equity under the Securities Act or United States state securities laws, or to permit sales pursuant to Regulation A under the Securities Act; and (g) it must therefore bear the economic risk of holding equity in New Holdco for an indefinite period of time. The Equity Provider also represents and warrants to Trousdale and New Holdco that the Rollover Contribution Shares as listed in Schedule A hereto are all of the shares of Monroe Capital Stock and other securities of Monroe exercisable for, or convertible into, shares of Monroe Capital Stock, owned, of record or beneficially, by the Equity Provider.

12. Representations and Warranties of Trousdale, Sub-S and (Upon Its Joinder Hereto) New Holdco. Each of Trousdale, Sub-S and (upon its joinder hereto) New Holdco hereby represents and warrants with respect to itself to the Equity Provider that (a) it is duly organized, validly existing and in good standing and has all corporate, limited partnership, trust or other organizational power and authority to execute, deliver and perform this Agreement; (b) the execution, delivery and performance of this Agreement by it has been duly and validly authorized and approved by all necessary corporate, limited partnership, trust or other organizational action by it; and (c) this Agreement has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with the terms of this Agreement, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity.

13. New Holdco Organizational Documents. The Equity Provider, Trousdale and (upon its joinder hereto) New Holdco agree to negotiate in good faith with respect to, and enter into concurrently with the Closing, one or more definitive agreements (including organizational documents of New Holdco) that reflect the terms set forth on Schedule B and such other terms as are reasonably satisfactory to the Equity Provider.

14. Expense Reimbursement. At the Closing, or within five (5) Business Days after the termination of this Agreement, Trousdale shall reimburse the reasonable and documented out-of-pocket costs and expenses incurred by the Equity Provider and their Related Parties in connection with the transactions contemplated by this Agreement.

15. Relationship of the Parties. Each party acknowledges and agrees that this Agreement is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the parties hereto and neither this Agreement nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise.

16. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when delivered or sent if delivered in person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (ii) on the fifth (5th) Business Day after dispatch by registered or certified mail, (iii) on the next Business Day if transmitted by national overnight courier or (iv) on the date delivered if sent by e-mail (provided confirmation of e-mail receipt is obtained), in each case as follows. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing by such party:

Notices to the Equity Provider:

As provided in Schedule A.

Notices to Trousdale, Sub-S or (upon its joinder hereto) New Holdco:

As provided in Section 9.02 of the Merger Agreement.

17. No Recourse. Notwithstanding anything in this Agreement, each party hereto, by its acceptance of the benefits hereof, covenants, agrees and acknowledges that no recourse under this Agreement shall be had against any (i) Related Party (as defined below) of the Equity Provider (other than the Equity Provider) or (ii) any Related Party of any of such Related Parties (other than the Equity Provider), in each case whether by the enforcement of any assessment or by any legal or equitable proceedings, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred (whether by or through attempted piercing of the corporate (or limited liability company or limited partnership) veil, by or through a claim against any Related Party of the Equity Provider, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise) for any obligations of the Equity Provider under this Agreement. For the purposes of this letter agreement, the term “Related Party” shall mean any and all former, current or future directors, officers, employees, agents, direct or indirect equity holders, controlling persons, general or limited partners, managers, members, stockholders, representatives or affiliates of a person.

[remainder of the page intentionally left blank – signature page follows]

Sincerely,

Yucaipa Hospitality Investments, LLC

By:	/s/ Robert P. Bermingham
	Name:	Robert P. Bermingham
	Title:	Vice President and Secretary

[Signature Page to Rollover Commitment Letter]

Agreed to and accepted as of

the date first written above:

SBEEG Holdings, LLC

By:	/s/ Sam Nazarian
	Name:	Sam Nazarian
	Title:	Chairman & Chief Executive Officer

Trousdale Acquisition Sub, Inc.

By:	/s/ Sam Nazarian
	Name:	Sam Nazarian
	Title:	Chairman & President

[Signature Page to Rollover Commitment Letter]

Schedule A

Initial Contribution

Equity Provider	Number of Shares of Monroe Series A Preferred Securities	Description of Monroe Warrants, including number of shares of Monroe Common Stock that can be acquired under such Monroe Warrants

Yucaipa Hospitality Investments, LLC 9130 Sunset Blvd. Los Angeles, CA 90069	75,000 shares of Monroe Series A Preferred Securities	Warrants to purchase 12,500,000 shares of Monroe Common Stock at an exercise price of $6.00 per share.

Schedule B

New Holdco Term Sheet

[See attached]